Exhibit 8.2

November 1, 2005

Board of Directors

Access Anytime Bancorp, Inc.

5210 Eubank N.E.

Albuquerque, NM 87111

RE:	Tax Opinion with Respect to the Merger of Access Anytime Bancorp, Inc. with and into First State Bancorporation, Inc.

Ladies and Gentlemen:

We are acting as counsel to Access Anytime Bancorp, Inc., a Delaware corporation (“Access”) in connection with the proposed merger (the “Merger”) of Access Anytime Bancorp, Inc., a Delaware corporation (“Access”) with and into First State Bancorporation, Inc., a New Mexico corporation (“First State”), pursuant to the Agreement and Plan of Merger dated as of August 31, 2005 and amended on September 29, 2005 (the “Merger Agreement”), by and among First State, Access and Access Bank, a federal savings association. This opinion is being delivered to you in connection with the filing of a registration statement (the “Registration Statement”) on Form S-4, which includes the Proxy Statement—Prospectus relating to the Merger. Except as otherwise provided, capitalized terms not defined herein have the meanings set forth in the Merger Agreement, including exhibits thereto, and related agreements to be executed pursuant thereto (the “Principal Agreements”) or in the letters delivered to us on or before the date hereof by First State and you containing certain representations of First State and you relevant to this opinion (the “Representation Letters”). All section references, unless otherwise indicated, are to the United States Internal Revenue Code of 1986, as amended (the “Code”).

In rendering our opinion, we have examined the Registration Statement and the Principal Agreements and have relied upon, and assumed as correct as of the effective time of the Merger, (i) the factual information contained in the Registration Statement, (ii) the representations and covenants contained in the Principal Agreements, (iii) the representations and covenants made by you and First State in the Representation Letters and (iv) such other materials as we have deemed necessary or appropriate as a basis for our opinion. In our examination of documents, we have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures, and the legal capacity of signatories.

Board of Directors

Access Anytime Bancorp, Inc.

November 1, 2005

We have assumed that all parties to the Principal Agreements examined by us have acted, and will act, in accordance with the terms of such Principal Agreements and that the Merger will be consummated at the Effective Time pursuant to the terms and conditions set forth in the Principal Agreements without the waiver or modification of any such terms and conditions. Furthermore, we have assumed that all representations contained in the Principal Agreements, as well as those representations contained in the Representation Letters, are, and at the Effective Time will be, true and complete in all material respects. We have also assumed that as to all matters for which a person or entity has represented that such person or entity is not a party to, does not have, or is not aware of, any plan, intention, understanding, or agreement, there is no such plan, intention, understanding, or agreement. We have not attempted to verify independently such representations, but in the course of our representation, nothing has come to our attention that would cause us to question the accuracy thereof.

The conclusions expressed herein represent our judgment as to the proper treatment of certain aspects of the Merger under the income tax laws of the United States based upon the Code, Treasury Regulations, case law, and rulings and other pronouncements of the Internal Revenue Service (the “IRS”) as in effect on the date of this opinion. No assurances can be given that such laws will not be amended or otherwise changed prior to the Effective Time, or at any other time, or that such changes will not affect the conclusions expressed herein. Our opinion is expressed as of the date hereof, and, other than as provided in Section 7.3(e) of the Merger Agreement, we are under no obligation to supplement or revise our opinion to reflect any change (including any change that has retroactive effect) (i) in applicable law, or (ii) that causes any information, fact, statement, representation, covenant, document or assumption on which our opinion is based to become untrue or incorrect.

The parties have not requested or received any advance ruling from the IRS pertaining to the transactions described herein. Our opinion represents our best judgment of how a court would decide if presented with the issues addressed herein and is not binding upon either the IRS or any court. Thus, no assurances can be given that a position taken in reliance on our opinion will not be challenged by the IRS or rejected by a court.

On the basis of, and subject to, the foregoing, and in reliance upon the representations and assumptions described above, we are of the opinion that the Merger will be treated as a reorganization within the meaning of Section 368(a). In rendering this opinion, we have assumed that Skadden, Arps, Slate, Meagher & Flom LLP has delivered, and has not withdrawn, an opinion that is substantially similar to this one. This opinion addresses only the specific United States federal income tax consequences of the Merger set forth above, and does not address any other federal, state, local, or foreign income, estate, gift, transfer, sales, use, or other tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger).

Board of Directors

Access Anytime Bancorp, Inc.

November 1, 2005

This opinion is intended solely for the purpose of inclusion as an exhibit to the Registration Statement. It may not be used or relied upon, assigned, quoted, or otherwise used in any manner or for any purpose by any other person or entity without our specific prior written consent. Notwithstanding the preceding sentence, we hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and further consent to the use of our name in the Registration Statement in connection with references to this opinion and the tax consequences of the Merger. In giving this consent, however, we do not hereby concede that we are experts within the meaning of the Securities Act of 1933, as amended, or the rules and regulations thereunder, nor do we admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ QUARLES & BRADY STREICH LANG LLP